Exhibit 99.1

      BANK OF SOUTH CAROLINA CORPORATION DECLARES A $.14 PER SHARE DIVIDEND

    CHARLESTON, S.C., June 15 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent Company for The Bank of South Carolina, on June 15, 2006 declared a $.14 per share dividend, payable July 31, 2006 to shareholders of record as of June 30, 2006. Hugh C. Lane, Jr., the Corporation's President and CEO stated, "We are pleased to announce our 67th consecutive dividend. With the 25% stock dividend effective May 15, 2006, this $.14 per share quarterly dividend represents a 17% increase. Our focus remains on long term relationships, distinctive personal service, responsiveness, and attention to detail. It is these attributes that separates us from the competition and drive our business which today is more important than ever with the influx of new banks in the market.

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP, Speer, Leeds and Kellogg and Howe Barnes.

SOURCE  Bank of South Carolina Corporation
    -0-                             06/15/2006
    /CONTACT: William L. Hiott, Jr. of Bank of South Carolina Corporation, +1-843-724-1500/
    /Web site:  http://www.banksc.com/
    (BKSC)